                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE   CONTACT:

                        MAJESTIC STAR CASINO
                        JON S. BENNETT, VP AND
                        CHIEF FINANCIAL OFFICER
                        (702) 388-2224

                        MAJESTIC STAR CASINO
                        DON H. BARDEN, CHAIRMAN AND
                        CHIEF EXECUTIVE OFFICER
                        (313) 496-2900 EXT. 233

THE MAJESTIC STAR CASINO, LLC ANNOUNCES THE SIGNING OF AN AGREEMENT TO PURCHASE TRUMP INDIANA, INC.

NOVEMBER 4, 2005, LAS VEGAS, NV -The Majestic Star Casino, LLC ("Majestic") announced today that Majestic has signed a definitive agreement to purchase 100% of the stock of Trump Indiana, Inc. ("Trump Indiana"). Trump Indiana owns and operates a casino vessel and hotel at Buffington Harbor in Gary, IN.

Majestic will pay a purchase price of $253 million, subject to certain adjustments and customary representations and warranties.

"We are excited about the acquisition of Trump Indiana and believe that we will not only realize immediate significant efficiencies by combining the operations of Majestic and Trump Indiana, but most importantly, we will be able to take advantage of our enormous land base at Buffington Harbor. Over time, we believe that we will own and operate the most competitive gaming operation in the Chicagoland market," said Don H. Barden, Chairman and CEO of Majestic. Mr. Barden continued, " Trump Indiana has been a good neighbor throughout the years, and we have enjoyed working with them."

Majestic currently owns a casino vessel adjacent to Trump's casino vessel, and through a joint venture with Trump, owns and operates Buffington Harbor Riverboats, LLC, which manages all ancillary operations at Buffington Harbor. Trump and Barden Development, Inc., the parent of Majestic, jointly own the parking garage located at Buffington Harbor. Majestic has engaged a master planner to assist with the overall development of the approximately 300 acres at Buffington Harbor, with the objective of making Buffington Harbor a premier gaming and entertainment destination site.

Consistent with the terms of the agreement, the transaction is expected to close by the end of the year, subject to required regulatory approvals.

                                                                  EXECUTION COPY

The Majestic Star Casino, LLC is a multi-jurisdictional gaming company. Majestic also owns and operates a Fitzgeralds-brand casino and hotel in Tunica County, Mississippi (Fitzgeralds Tunica) and a Fitzgeralds-brand casino in Black Hawk, Colo. (Fitzgeralds Black Hawk). Majestic also manages for Barden Development, Inc., its parent company, a casino and hotel in downtown Las Vegas ("Fitzgeralds Las Vegas"). As of Dec. 31, 2004, the casinos that Majestic owns and manages collectively contained approximately 4,496 slot machines, 119 table games and 1,145 hotel rooms.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include the words, "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility and our 9 1/2% notes; changes in our financial condition that may cause us to not be in compliance with the covenants contained within the indenture governing the 9 1/2% notes or the loan and security agreement governing the $80.0 million credit facility, and thus causing us to be in default, requiring a payment acceleration on the debt obligations outstanding; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; increased competition in existing markets or the opening of new gaming jurisdictions; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes, particularly in Indiana, as evidenced by the charge in the first quarter of 2004 for retroactive real property taxes

                                                                  EXECUTION COPY

and the requirement that deductions previously taken for taxes paid on gross gaming receipts are disallowed on our member's Indiana state income tax return for which the Company may be required to make distributions to reimburse its member for any tax liabilities that may result; other adverse conditions, such as adverse economic conditions in the Company's markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; the risk of our joint venture partner, Trump Indiana, Inc., not making its lease payments when due in connection with the parking facility in Gary, Indiana or to fund the joint venture; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission or otherwise.

For more information on these and other factors, see our most recently filed Form 10-K and Form 10-Q.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.